Exhibit 10.10

NORCRAFT HOLDINGS, L.P.

3020 Denmark Ave. Suite 100

Eagan, Minnesota 55121

August 17, 2004

Mr. Mark Buller

4005 Henderson Highway

East St. Paul

Manitoba, R2E1B3

Canada

Re:     Amendment to Employment Agreement

Dear Mark:

Reference is made to the October 21, 2003 letter (the “Employment Agreement”) setting forth the terms of the employment agreement between you and Norcraft Holdings, L.P., a Delaware limited partnership (“Holdings”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Employment Agreement.

This letter, when countersigned by you, shall amend the Employment Agreement as set forth herein.

Notwithstanding Section 3 of the Employment Agreement, effective as of the date hereof your bonus will no longer be capped at 50% of your base salary, but will instead be determined pursuant to senior executive bonus plans of Holdings and the Company as in effect from time to time in the discretion of the General Partner of Holdings. The magnitude of the bonus will continue to be tied to certain financial performance objectives to be set by the General Partner of Holdings for each fiscal year at the close of the preceding year, in consultation with you.

Except as set forth expressly in this letter, the terms and conditions of the Employment Agreement shall remain in full force and effect.

Sincerely,

NORCRAFT HOLDINGS, L.P.

By:	NORCRAFT GP, L.L.C.
Its General Partner

By:

Name:
Title:

ACCEPTED AND AGREED TO:

Mark Buller